Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Ownership Percentage	Jurisdiction of Organization
Alnylam U.S., Inc.	100%	Delaware
Alnylam Europe AG	100%	Germany
Alnylam Securities Corporation	100%	Massachusetts